For Immediate Release

Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219

INSPIRE PROVIDES UPDATE ON CYSTIC FIBROSIS PROGRAM

- Moving Forward to Request End-of-Phase 2 Meeting with FDA -

DURHAM, NC -- October 13, 2005 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced that three studies in its cystic fibrosis (CF) program, including two six-month animal toxicology studies and a Phase 2 safety trial of denufosol tetrasodium (Trial 08-104) in 72 CF patients, have been completed. Plans are underway to submit these results to the U.S. Food and Drug Administration (FDA) and request an End-of-Phase 2 meeting.

The animal inhalation toxicology studies, which were required by the FDA to move into Phase 3 development with denufosol, included a six-month dog study and a six-month rat study. Based on review of the results of these toxicology studies by Inspire and its consulting toxicologists, the Company believes that the safety profile of denufosol is acceptable for advancement into Phase 3 clinical trials.

The purpose of Trial 08-104 was to gain a greater understanding of the safety and tolerability of denufosol in a different population of CF patients than those enrolled in Trial 08-103, for which positive results were reported in April 2004. In contrast to Trial 08-103, Trial 08-104 enrolled patients with lower lung function and patients using concomitant medications, including oral and inhaled antibiotics. Both Trials 08-103 and 08-104 included patients using PULMOZYME® (dornase alfa). Trial 08-104 was not designed or powered to demonstrate statistically significant differences between denufosol and placebo with respect to efficacy, and no statistically significant differences were observed.

Trial 08-104 was a double-blind, randomized comparison of two doses of denufosol (20 mg and 60 mg) to placebo administered three times daily for 28 days by standard jet nebulizer in CF patients at 17 clinical centers across the United States. The mean age of subjects randomized in the trial was 21 years old (versus 16 years old in Trial 08-103). Lung function in both Phase 2 trials was primarily measured by FEV1 (Forced Expiratory Volume over one second). The mean lung function at baseline was 75% of the predicted normal value (versus 93% in Trial 08-103). Of the 72 patients randomized, 88% completed Trial 08-104. Two serious adverse events were reported in Trial 08-104. Both events were pulmonary exacerbations following the treatment phase, one on placebo and one on the 60 mg dose. As in previous trials, the most common adverse event was cough, which occurred in 40% of subjects overall and was comparable across all groups, including placebo.

The 20 mg dose was generally well tolerated across all patients enrolled in Trial 08-104. As observed in previous trials, both the 20 mg and 60 mg doses of denufosol were generally well tolerated in the patient population with milder disease (FEV1 of 75-90%). Patients with lower lung function (FEV1 of 60-74%) reported more respiratory adverse events across all treatment groups compared to patients with milder disease. Some of these events were acute transient declines in lung function following initial dosing that led to trial withdrawals, in particular in the 60 mg group. These observations are consistent with the expected pharmacologic activity of denufosol in enhancing airway hydration and mucociliary clearance.

In the subset of patients using PULMOZYME® in Trial 08-104, positive trends in efficacy were observed when compared to placebo, similar to Trial 08-103. These trends were not statistically significant in either trial. In patients using other concomitant medications, including oral antibiotics and inhaled tobramycin, detailed analysis of Trial 08-104 results is ongoing. The interpretation of results for patients on inhaled tobramycin is complex, due to the small size of the trial and the logistics of intermittent inhaled tobramycin treatment (generally one month on; one month off).

Inspire's goal is to meet with the FDA in the next several months to discuss next steps in moving the program forward. The Company plans to discuss the optimal treatment regimens, patient population, number and length of clinical trials, and parallel versus sequential timing of trials. All of these variables will impact the timing of an anticipated Phase 3 program. Following the End-of-Phase 2 meeting with the FDA, Inspire plans to provide further information on the design and timing of future trials.

"We have gained insights from these studies that will aid in the design of our anticipated Phase 3 program," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We will be meeting with a small group of CF experts as we prepare to submit an End-of-Phase 2 package to the FDA, which will be based on pre-clinical studies and five clinical trials of denufosol, including three trials in patients with CF and two trials in normal healthy volunteers. We are pleased that Dr. Frank Accurso, a highly-experienced CF expert and opinion leader, has agreed to serve as the lead principal investigator for our planned Phase 3 CF program."

"I am pleased to be working with Inspire on this novel, early-intervention drug candidate and look forward to identifying the best plans for Phase 3 clinical development," commented Frank Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, University of Colorado and The Children's Hospital Denver.

A 12-month inhalation toxicology study in dogs and an additional Phase 2 pediatric safety trial in 15 CF patients are currently ongoing. It is anticipated that these studies do not have to be completed prior to the End-of-Phase 2 meeting.

Inspire has fast-track review and orphan drug status for denufosol in the United States and has filed for orphan drug status in Europe. A response on this European filing is expected by year-end 2005.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, the outcome of the previously announced U.S. Securities and Exchange Commission (SEC) investigation, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire cannot guarantee the outcome or timing of an End-of-Phase 2 meeting with the FDA regarding denufosol. Even after an End-of-Phase 2 meeting, a significant amount of work will be required to advance denufosol through clinical testing, including satisfactory completion of a 12-month toxicology study and necessary additional clinical trials. There can be no assurance that any future clinical trials regarding denufosol will be successful. Even if such trials are successful, we cannot predict when, or if, the FDA or other regulatory authorities will approve denufosol and allow its commercialization. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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